Exhibit 10.3

RESTRICTED STOCK AGREEMENT

This Restricted Stock Grant (“Grant”) is effective the 3rd day of March, 2014 (the “Date of Grant”) between Nabors Industries, Inc. (“NII”), acting on behalf of Nabors Industries Ltd. (“NIL”) and at the request of a subsidiary of NIL (the “Subsidiary”) (collectively, the “Company”), and William Restrepo (“Grantee”), an employee of Subsidiary.

RECITALS

Under the Nabors Industries Ltd. 2013 Stock Plan (“Plan”), the Compensation Committee of the Board of Directors of NIL (the “Committee”) has determined the form of this Grant and selected the Grantee, an Eligible Recipient, to receive this Grant and the Common Shares that are subject hereto.  The applicable terms of the Plan are incorporated in this Grant by reference, including the definition of terms contained in the Plan.

RESTRICTED STOCK GRANT

In accordance with the terms of the Plan, the Committee has made this Grant and concurrently issued or transferred to the Grantee Common Shares upon the following terms and conditions:

SECTION 1.  Number of Shares.  The number of Common Shares awarded under this Grant is 181,957.

SECTION 2.  Rights of the Grantee as Shareholder.  The Grantee, as the owner of the Common Shares issued or transferred pursuant to this Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of NIL, subject, however, to the restrictions stated in this Grant.  If the Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Grant, all of the additional shares shall be subject to the provisions of this Grant.  Initially, the Common Shares will be held in an account maintained with the processor under the Plan (the “Account”).  If requested, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 6.

SECTION 3.  Restriction Period.

(a)                                 Except as otherwise provided in this Section 3, the period of restriction (“Restriction Period”) for the Common Shares issued under this Grant shall commence on the Date of Grant and shall expire in four equal annual installments (each, a “Vesting Date”) beginning on December 31, 2014 (i.e., the award will vest 25% per year) so long as the Grantee remains continuously employed by the Subsidiary (or another subsidiary of NIL) from the Date of Grant through such Vesting Date.  In addition, the Restriction Period shall expire earlier as to all Common Shares issued under this Grant upon the earliest to occur of the following events so long as the Grantee remains continuously employed by the Subsidiary (or another subsidiary of NIL) from the Date of Grant through the date on which such event occurs: (i) the date of death of the Grantee, (ii) the date the Grantee incurs a Disability (as defined in that certain Executive Employment Agreement by and between NII, NIL and the Grantee effective as of March 3, 2014, as amended, restated or otherwise modified from time to time (the “Employment Agreement”)), (iii) the termination of the Grantee’s employment either Without Cause or for Constructive Termination Without Cause (each as defined in the Employment Agreement), or (iv) upon a Change in Control (as defined in the Employment Agreement) if (x) such Change in Control constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), and (y) the Common Shares of

NIL or the common equity of any successor ceases to be publicly traded as a result of such Change in Control.

(b)                                 In the event the Restriction Period expires as a result of a Change in Control described in Section 3(a)(iv), the Common Shares with respect to which the Restriction Period expires as a result of such Change in Control shall be liquidated and the proceeds from such liquidation shall be credited to a deferred compensation account (the “Proceeds Account”) for the benefit of the Grantee. The amounts credited to the Proceeds Account shall initially be unvested and shall vest in equal installments on each remaining Vesting Date following such Change in Control (or in their entirety if there is only one Vesting Date following such Change in Control) so long as the Grantee remains continuously employed by the Subsidiary (or another subsidiary of NIL) from the Date of Grant through such Vesting Date; provided, however, that if one of the events described in clauses (i), (ii) or (iii) of the second sentence of Section 3(a) occurs and the Grantee has remained continuously employed by the Subsidiary (or another subsidiary of NIL) from the Date of Grant through the date on which such event occurs, then all amounts in the Proceeds Account shall become fully vested as of the date on which such event occurs.  All amounts in the Proceeds Account that become vested pursuant to the preceding sentence shall be paid to the Grantee in a lump sum cash payment within 30 days following the date on which they become vested.  All amounts credited to the Proceeds Account, if any, shall be deemed invested in the manner designated by the Grantee in accordance with the deemed investment provisions of the NII Executive Deferred Compensation Plan, as amended, restated or otherwise modified from time to time, on the date such amounts are credited to the Proceeds Account, and the balance of the Proceeds Account shall reflect the result of changes in the value of the assets in which such Proceeds Account is deemed invested from the time of such crediting until the time of payment.

SECTION 4.  Terms and Conditions.  This Grant is subject to the following terms and conditions:

(a)                                 Except as otherwise expressly provided in Section 3, if the Grantee ceases for any reason to be an employee of the Subsidiary (or an employee of any other subsidiary of NIL), any unvested portion of this Grant (and any unvested portion of the Proceeds Account, if any) shall be forfeited, and, with respect to this Grant, the Grantee will assign, transfer, and deliver the certificates or any other evidence of ownership of such shares to NIL or the Subsidiary, all interest of the Grantee in such shares shall terminate, and the Grantee shall cease to be a shareholder with respect to such shares.

(b)                                 During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of this Grant.  Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of this Grant, whether voluntary or involuntary, shall be ineffective and NIL (i) shall not be required to transfer the shares, (ii) may impound any certificates for the shares or otherwise restrict the Grantee’s Account and (iii) shall hold the certificates until the expiration of the Restriction Period.

(c)                                  If the Board of Directors of NIL or any committee of the Board of Directors of NIL, prior to or following the date the Grantee ceases for any reason whatsoever to be an employee of the Subsidiary (or any other subsidiary of NIL), and after full consideration of the facts, finds by majority vote that the Grantee has engaged in conduct that constitutes Cause under the Employment Agreement, notwithstanding any other provision of this Restricted Stock Agreement (this “Agreement”) to the contrary, the Grantee shall forfeit this Grant in its entirety, whether or not vested, and shall return to the Company any proceeds from the sale of shares granted hereunder during the period following the earlier of (x) the date the inimical conduct first occurred or (y) l year prior to the date of the termination of the Grantee’s employment with the Subsidiary (or any other subsidiary of NIL).  The decision of the Board of Directors of NIL or any committee of the Board of Directors of NIL shall be final.

(d)                                 The provisions of Section 6.2 of the Employment Agreement are incorporated herein by reference.  Without limiting the remedies to which NIL, NII, the Subsidiary or any affiliated company may be entitled, if the Board of Directors of NIL or any committee of the Board of Directors of NIL, prior to or following the date the Grantee ceases, for any reason whatsoever, to be an employee of the Subsidiary (or any other subsidiary of NIL) and after full consideration of the facts, finds by majority vote that the Grantee has engaged in any of the activities mentioned in Section 6.2 of the Employment Agreement, the Grantee shall forfeit any unvested portion of this Grant.  The decision of the Board of Directors of NIL or any committee of the Board of Directors of NIL shall be final.

(e)                                  Nothing in this Grant shall confer on any individual any right to continue in the employ of the Subsidiary (or any other subsidiary of NIL) or interfere in any way with the right of the Subsidiary (or any other subsidiary of NIL) to terminate the Grantee’s employment at any time.  Nothing in this Agreement alters the employment at-will relationship between the parties.

(f)                                   This Grant is subject to, and the Subsidiary and the Grantee agree to be bound by, all the terms and conditions of the Plan under which this Grant is being granted, as the same may be amended from time to time in accordance with its terms.  Pursuant to the Plan, the Board of Directors of NIL or the Committee established for such purposes is vested with conclusive authority to interpret and construe the Plan and this Agreement, and is authorized to adopt rules and regulations for carrying out the Plan.  A copy of the Plan in its present form is posted on the Company’s intranet site and is also available for inspection during business hours at NII’s principal office.

For purposes of this Grant, NIL will determine when the Grantee’s employment terminates.  The Grantee’s employment will not be deemed to have terminated if the Grantee goes on military leave, medical leave or other bona fide leave of absence, if the leave was approved by NIL or any of its subsidiaries in writing and if continued crediting of employment is required by applicable law, the Company’s policies or the terms of the Grantee’s leave; provided that the vesting dates may be adjusted in accordance with NIL’s policies or the terms of the Grantee’s leave.

SECTION 5.  Lapse of Restrictions.  Upon the expiration of the Restriction Period with respect to any of the Common Shares issued under this Grant without the forfeiture thereof, all restrictions shall terminate on such Common Shares, and the Grantee shall be entitled to transfer such Common Shares from the Account or receive certificates without the legend prescribed in Section 6.  However, in the event of an attempted violation of the condition specified in Section 4(b), NIL shall be entitled to delay transfers or withhold delivery of any of the certificates if, and for so long as, in the judgment of NIL’s counsel, NIL would incur a risk of liability to any party to whom such shares were purported to be sold, transferred, pledged or otherwise disposed.

SECTION 6.  Legend on Certificates.  Any certificate evidencing ownership of the Common Shares issued or transferred pursuant to this Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntary or involuntary, and a provision requiring transfer of these shares to Nabors Industries Ltd. (“NIL”) without any payment in the event of termination of the employment of the registered owner, all as more particularly set forth in the Restricted Stock Agreement, a copy of which is on file with Nabors Corporate Services, Inc.

At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction

Period, or issue a certificate to the Grantee bearing the legend set forth above.

SECTION 7.  Specific Performance of the Grantee’s Covenants.  By accepting this Grant and the issuance and delivery of the Common Shares pursuant to this Grant, the Grantee acknowledges that NIL does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Grant and agrees that NIL is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court or arbitrator having jurisdiction.

SECTION 8.  Employment with NIL.  Nothing in this Grant or in the Plan shall confer upon the Grantee the right to continued employment with NIL or any of its subsidiaries.

SECTION 9.  Section 83(b) Election.  If the Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, the Grantee shall promptly (but in no event after 30 days from grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election.

SECTION 10.  Withholding Tax.  Before NIL removes restrictions on the transfer or delivers a certificate for Common Shares issued or transferred pursuant to this Grant that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL (or to the Subsidiary, if so designated by NIL or NII) the minimum amount of federal, state or local taxes, if any, required by law to be withheld (the “Withholding Obligation”).  Subject to any subsequent Committee determination, NIL will withhold the number of Common Shares otherwise distributable under this Grant having a Fair Market Value equal to the Withholding Obligation, and provide to the Grantee the net balance of the Common Shares distributable under this Grant (“Net Shares”) unless NIL receives notice not less than 5 days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit.  Notwithstanding any such notice, if Grantee has not delivered funds within 15 days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.  By accepting this Grant, the Grantee agrees that NIL or any of its affiliates may withhold (at its option) cash for the amount of any withholding required with respect to fractional shares.

SECTION 11.  Notices and Payments.  Any notice to be given by the Grantee under this Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time.  Any notice or communication by NIL, NIL, or the Subsidiary to the Grantee under this Grant shall be in writing and shall be deemed to have been given if sent to the Grantee’s e-mail address maintained by the Company or any of its subsidiaries, made through the employee portal maintained by the Company or any of its subsidiaries, or if mailed or delivered to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.

SECTION 12.  Waiver.  The waiver by NIL of any provision of this Grant shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.

SECTION 13.  Termination or Modification of Restricted Stock Grant.  This Grant shall be irrevocable except that NIL shall have the right to revoke it at any time during the Restriction Period if it is contrary to law or modify it to bring it into compliance with any valid and mandatory law or government regulation.  Upon request in writing by NIL, the Grantee will tender any certificates for amendment of the legend or for change in the number of Common Shares issued or transferred as NIL deems necessary in light of the amendment of this Grant.  In the event of revocation of this Grant pursuant to the foregoing, NIL may give notice to the Grantee that the Common Shares are to be assigned, transferred and delivered to NIL as though the Grantee’s employment with NIL terminated on the date of the notice.

SECTION 14.  Governing Law & Severability.  Except as provided for below, the Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Agreement should be held invalid, the remainder of this Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.  The parties further intend that the post-employment restrictions set forth in Section 4(d) hereof shall be construed in accordance with and governed by the laws of the State of Texas.

SECTION 15.  Entire Agreement.  This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

SECTION 16.  Dispute.  Any dispute, controversy or claim arising out of, or relating to, this Agreement or the breach, termination or invalidity thereof, shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association.  The place of arbitration shall be at Houston, Texas.  Nothing herein shall preclude either party from seeking injunctive relief or other provisional remedy in case of any breach hereof, including without limitation injunctive relief or other provisional remedy to compel arbitration or otherwise aid said arbitration.  The losing party shall bear all the costs of any proceeding including reasonable attorneys’ fees.

SECTION 17. Place of Performance; Venue.  The place of performance for this Agreement is and shall be Harris County, Texas; and venue for any action to enforce any term of this Agreement by injunctive relief or other provisional remedy (as provided for by Section 16, above) shall lie in Harris County, Texas.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

NABORS INDUSTRIES, INC.

By:

GRANTEE

William Restrepo